Exhibit 23.2
Consent of Independent Auditors
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 28, 2006 relating to the financial statements of Kalorama Sports Management Associates (A Limited Partnership) and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Squire, Lemkin + O’Brien LLP
Rockville, Maryland
April 6, 2006